Exhibit 99.2

Quest Diagnostics Increases Dividend 7.5% To $0.86 Per Quarter;
Marking 15 Consecutive Years of Dividend Increases; Announces $1 Billion Increase in Share Repurchase Authorization

SECAUCUS, N.J., Feb. 10, 2026 -- Quest Diagnostics Incorporated (NYSE: DGX), a leading provider of diagnostic information services, today announced that the Company's Board of Directors has authorized a 7.5% increase in its quarterly cash dividend to $0.86 per share from $0.80 per share. The increase is effective with the dividend payable on April 20, 2026 to shareholders of record of Quest Diagnostics common stock on April 6, 2026. With the increase, the annual cash dividend will be $3.44 per share.

Additionally, the Board of Directors has increased the Company's share repurchase authorization by $1 billion. The increased authority is in addition to the approximately $0.4 billion that was available as of December 31, 2025, 2025 under the Company's share repurchase program.

About Quest Diagnostics

Quest Diagnostics works across healthcare to create a healthier world, one life at a time. We connect people, from clinicians to consumers, with laboratory insights that illuminate a path to better health. With a focus on delivering smarter, simpler testing, we help reveal new avenues to identify and treat disease, empower healthy behaviors and improve healthcare management. Quest Diagnostics serves half the physicians and hospitals in the United States and one in three American adults each year, and our nearly 57,000 employees work together to deliver diagnostic insights that inspire actions to transform lives. www.QuestDiagnostics.com.

SOURCE Quest Diagnostics

For further information: Wendy Bost, Quest Diagnostics (Media): 973-520-2800, Daniel Haemmerle, Quest Diagnostics (Investors): 973-520-2900